EXHIBIT 10.15

INTERNATIONAL SHIPPING ENTERPRISES, INC.

1225 Franklin Avenue, Suite 325

Garden City, New York 11530

February 28, 2005

Angeliki Frangou

c/o International Shipping Enterprises, Inc.

1225 Franklin Avenue, Suite 325

Garden City, New York 11530

Dear Angeliki:

This letter will set forth our agreement to reimburse you for advances to, and payments made on behalf of, International Shipping Enterprises, Inc. (the “Company”) in connection with the Company’s proposed acquisition of Navios Maritime Holdings Inc. (the “Proposed Acquisition”).

The Company hereby agrees to pay to you on the Payment Date (as hereinafter defined) by wire transfer of immediately available U.S. funds to such account designated by you an amount equal to the sum of all amounts advanced by you to, and paid by you to third parties on behalf of, the Company in connection with or related to the Proposed Acquisition including, without limitation, deposits or advance payments, commitment fees, professional or advisory fees, out-of-pocket costs and expenses and other amounts advanced to the Company as working capital to fund the pursuit of the Proposed Acquisition (each such advance or payment, an “Advance”). For purposes hereof, the “Payment Date” shall be the Closing Date, as such term is defined in that certain Stock Purchase Agreement among Navios Maritime Holdings Inc., the shareholders of Navios Maritime Holdings Inc. and the Company dated as of February 28, 2005, or upon demand any time thereafter.

The Company agrees to pay all reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses incurred, or which may be incurred, by you in connection with the enforcement and collection of any amounts payable under this letter agreement.

All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the parties at the addresses set forth above or at such other address as the Company or you may designate by five (5) days advance written notice to the other party hereto. This letter agreement sets forth the entire agreement of the Company and you with respect to the subject matter hereof and may not be amended or waived except by written instrument executed by the Company and you. The Company may not assign this letter agreement, in whole or in part, without your consent. In the event any one or more of the provisions of this letter agreement shall for any reason be held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this letter agreement operate or would prospectively operate to invalidate this letter agreement, then and in any such event, such provision(s) only shall be deemed null and void and shall not affect any other provision of this letter agreement and the remaining provisions of this letter agreement shall remain operative and in full force and effect and in no way shall be affected, prejudiced or disturbed thereby. This letter agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to its conflicts of laws provisions.

[Remainder of Page Intentionally Left Blank]

Please acknowledge your acceptance of the terms of this letter agreement by signing where indicated below.

Sincerely,

INTERNATIONAL SHIPPING
ENTERPRISES, INC.

By:
Name:
Title:

Acknowledged and agreed to:

Angeliki Frangou

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